Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer (866) 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Meirav Beeri 011-972-3-516-7620 meirav@km-ir.co.il

Ampal Signed an Agreement to Sell All of Its Holdings in Coral World International

Tel Aviv, May 22, 2006. Ampal-American Israel Corporation (Nasdaq: AMPL) announced today that it has entered into an agreement to sell its 50% investment in Coral World International Ltd. ("CWI") to the other shareholder of CWI for a total consideration of $21 million. As a result of the sale, Ampal will record a gain of approximately $4.9 million. The closing of the sale is subject to customary and specific closing conditions, and Ampal expects the sale to be completed during the second quarter of 2006.

CWI builds and operates underwater observatories around the world including the observatories in Eilat (Israel), Perth (Australia) and Maui (Hawaii, USA), and is constructing a fourth observatory in Palma De Majorca (Spain).

Mr. Jack Bigio, President and CEO said, “The sale of CWI is another step in our strategy to focus in assets that provide Ampal a stable cash flow or that have a clear exit strategy.”

Mr. Bigio continued, “The proceeds from this sale and the cash that Ampal currently have will allow us to continue our investment focus in the energy sector and other opportunities."

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and Project Development, Leisure-Time, and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where the Company's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.